EXHIBIT 23.1








                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Foodbrands America, Inc. on Form S-8 (File No. 33-45974) of our report, which includes an explanatory paragraph relating to the Company's adoption of new methods of accounting for income taxes and postretirement benefits other than pensions, dated February 12, 1996, except as to the information in Note 13 for which the date is May 9, 1996, on our audits of the consolidated financial statements and our report dated February 12, 1996, on our audit of the related financial statement schedule of Foodbrands America, Inc. as of December 30, 1995, and December 31, 1994, and for the years ended December 30, 1995, December 31, 1994, and January 1, 1994, which reports are included in this Annual Report on Form 10-K, as amended.






                                    COOPERS & LYBRAND L.L.P.


Oklahoma City, Oklahoma
May 9, 1996